NEWS RELEASE

EVEREST RE GROUP, LTD.

Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contacts

Media: Dane  Lopes                                                                           Investors: Jon Levenson

Group Head of Marketing &  Communications                                    Head of Investor Relations

Everest Global Services,  Inc.                                                              Everest Global Services, Inc.

203.388.3977                                                                                    908.604.3169

For Immediate Release

Everest Re Appoints Mark Kociancic Group Chief Financial Officer and

 Jim Williamson Group Chief Operating Officer

HAMILTON, Bermuda -- (BUSINESS WIRE) – September 30, 2020 – Everest Re Group, Ltd. (“Everest”) today announced the appointment of Mark Kociancic as Executive Vice President and Group Chief Financial Officer and Jim Williamson as Executive Vice President and Group Chief Operating Officer. Both will serve on the Everest Executive Leadership Committee and report directly to President and Chief Executive Officer Juan C. Andrade.

These leadership appointments support the company’s strategy of profitably growing a balanced and diversified insurance and reinsurance portfolio, underpinned by the relentless execution of our strategies, to maximize shareholder returns and deliver earnings and book value per share growth over time.

Mr. Kociancic joins Everest from SCOR, where he most recently served as Group Chief Financial Officer since 2013.  He had previously served in various senior executive roles with SCOR’s U.S. operations beginning in 2006, prior to being named Group Deputy Chief Financial Officer in 2012 and then Group Chief Financial Officer. He holds a CPA designation from the Canadian Institute of Chartered Accountants and a CFA designation from the Chartered Financial Analysts Institute. Mr. Kociancic’s appointment is effective October 12.

Mr. Kociancic will succeed Craig Howie, who will stay with Everest through December 31, 2020, to ensure an orderly transition.

Mr. Williamson joins Everest from Chubb, where he most recently served as Division President, Small Business. He previously served in various senior executive roles with Chubb’s North America and International operations, as well as at The Hartford. His expertise includes underwriting, operations, distribution, and the application of technology across these disciplines.  He started his professional career at Bain & Co.  Mr. Williamson will be primarily responsible for advancing underwriting excellence, digital transformation, innovation, and efficiency across the Group. His appointment is effective October 5.

Juan C. Andrade, President and Chief Executive Officer commented, “Mark and Jim are exceptionally talented executives who bring a wealth of experience, operational acumen, and global industry knowledge to Everest. Mark is a seasoned CFO with deep global expertise across the entire finance function and with strong capital markets and investments experience. Jim is a strategic leader with extensive Property & Casualty industry experience and an excellent track record of building, growing, and running profitable businesses. I am very excited to partner with them, and the rest of our executive management team, to build upon our strong foundation and deliver our strategic objectives in the next chapter of Everest’s journey.”

Mr. Andrade continued, “On behalf of the executive management team, I want to thank Craig Howie for his dedication to this organization over the past eight years. He has been an instrumental leader and an important contributor to Everest’s evolution, and we wish him the best in his next endeavor.”

Mr. Kociancic stated, “I am delighted to be joining Everest and I am excited about its bright future. I look forward to working with Juan, the executive leadership team, and the finance organization to further enhance our capabilities and build upon Everest’s strong franchise.”

Mr. Williamson commented, “I am excited to join the high performing team at Everest. This team has built best in class capabilities in reinsurance and insurance, and the Company has incredible potential to continue its track record of profitable growth. I look forward to working with Juan and the rest of the team to lead Everest to greater heights.”

About Everest Re Group, Ltd.

Everest Re Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for close to 50 years through subsidiaries in the U.S., Europe, Singapore, Canada, Bermuda and other territories.

Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world.

Everest common stock (NYSE:RE) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestre.com. All issuing companies may not do business in all jurisdictions.